Exhibit 99.2

February 2, 2016

Dear Stockholder,

I am pleased to announce that Boyalife Investment Inc. and Boyalife (Hong Kong) Limited (together, the “Investors”) have agreed to invest $15.0 million in the Company (the “Boyalife Financing”), enabling us to repay the current senior secured convertible debentures held by Sabby Management LLC1 (“Sabby”) and other amounts owed to Sabby, as well as provide additional working capital to fund our ongoing operations and strategic initiatives. In order to complete the Boyalife Financing in a timely manner, we requested a financial viability exception to certain Nasdaq stockholder approval rules as described in more detail below.

Boyalife Group, with whom the Investors are affiliated, was founded in July 2009 and supported by several major grants from the Ministry of Science & Technology in China. Through a strong industrial-research alliance among top research institutes, Boyalife Group has grown into a substantial company with multiple subsidiaries and a global operation. Boyalife Group focuses on various aspects of stem cell technology and regenerative medicine, genetic diagnostics, precision medicine, cloning technologies, innovative drug discoveries and disease mechanistic studies.

Background

On August 31, 2015, Cesca entered into a Securities Purchase Agreement with Sabby (the “Sabby Purchase Agreement”) pursuant to which the Company sold senior secured convertible debentures (the “Sabby Debentures”), Series A Warrants and Series B Warrants (the “Sabby Financing”). We received gross proceeds of $5.5 million in August 2015, but the second closing of the Sabby Financing did not occur, and the Company did not receive the remaining $9.5 million of gross proceeds available to it.

In connection with the Sabby Financing, Cesca entered into a registration rights agreement with Sabby, whereby the Company agreed to register all of the shares of the Company’s common stock (“Common Stock”) then issued and issuable upon conversion of the Sabby Debentures and exercise of Sabby’s warrants. This agreement provided that if the Company failed to register all of the required shares by October 26, 2015, it would have to pay Sabby an amount in cash, as partial liquidated damages, equal to the product of 4.0% multiplied by the aggregate subscription amount paid by Sabby pursuant to the Sabby Purchase Agreement and that, if unpaid, such liquidated damages would accrue interest daily at a rate of 18% per annum. The Company was unsuccessful in obtaining approval from the Securities and Exchange Commission (the “SEC”) for the registration of all of the required shares and therefore only registered the shares issuable upon conversion of the Sabby Debentures and a portion of the shares issuable upon exercise of certain Sabby warrants. As a result, the Company is accruing approximately $220,000 a month in partial liquidated damages. This registration failure also entitles Sabby to declare a default under the Sabby Debentures at any time, which would render the entire principal amount and any interest and penalties immediately due.

1 Held under Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd., under the common control of Sabby Management LLC.

The combined effects of the Company not consummating the second closing of the Sabby Financing and the accrual of liquidated damages has resulted in the Company having less working capital to fund its ongoing operations and invest in its strategic initiatives than planned. Consequently, the Company has been actively seeking additional investment to raise sufficient funds to repay the Sabby Debentures and other liabilities owed to Sabby and to secure the additional working capital necessary to fund ongoing operations and strategic initiatives. In light of the Company’s financial condition, and Sabby’s right to declare a default under the Sabby Debentures at any time, the Company believes that proceeding with the Boyalife Financing without delay is the best option presently available.

Boyalife Financing Summary

On February 2, 2016, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with the Investors pursuant to which the Company will issue the following securities in two closings: (i) $2.5 million of Common Stock (the “Stock Purchase”) at $0.17 per share (the “Stock Price”), which represents the 20 day simple moving average of the closing price of the Company’s Common Stock on the Nasdaq Capital Market as of February 2, 2016, (ii) senior secured three-year debentures, with a principal face amount up to $12.5 million that accrues interest at 22% per year (the “Boyalife Debentures”), and (iii) five-year warrants to purchase additional shares of Common Stock equal to 80% of the shares sold to the Investors (assuming full conversion of the Boyalife Debentures), exercisable in cash only at $0.40 per share (the “Boyalife Warrants”). The Boyalife Debentures will be secured by a first priority, senior lien over all of the Company’s assets. At the first closing, the Company will sell and issue, and the Investors will purchase from the Company, the $2.5 million of shares of Common Stock and $8.0 million of Boyalife Debentures, for total proceeds of $10.5 million, together with Boyalife Warrants with respect thereto. At the second closing, the Company will sell and issue, and the Investors will purchase from the Company, the remaining $4.5 million of Boyalife Debentures, for total proceeds of $4.5 million, together with Boyalife Warrants with respect thereto. Pursuant to the Boyalife Financing, the Company will issue 14,705,882 shares of Common Stock with respect to the Stock Purchase, Boyalife Warrants to purchase up to 70,588,235 shares of Common Stock exercisable at $0.40 per share and Boyalife Debentures convertible into up to 122,058,824 shares of Common Stock.

In addition to the sale and purchase of the securities described above, the Purchase Agreement (i) grants to each Investor the right of first refusal to purchase such Investor’s pro rata portion of fifty percent (50%) of any New Securities (as defined in the Purchase Agreement) that the Company may, from time to time, propose to sell and issue after the date of the Purchase Agreement and (ii) prohibits the Company from (a) issuing additional debt or equity securities of the Company or incurring additional debt other than debt or equity securities issued for the primary purpose of raising capital of up to $15.0 million in the aggregate, subject to certain customary exceptions, (b) entering into a transaction (or series of transactions) that would results in certain changes in control of the Company, (c) liquidating, dissolving or winding up the Company or (d) issuing additional equity securities of the Company for the primary purpose of raising capital at a price per share less than the Stock Price, subject to certain customary exceptions.

The Company may not prepay the Boyalife Debentures prior to maturity without the prior written consent of Boyalife Investment Inc. Additionally, all outstanding principal and accrued and unpaid interest (as well as all interest that would have accrued after the conversion and up to and including maturity in the event conversion occurs prior to maturity) under the Boyalife Debentures will be convertible into Common Stock at the Stock Price per share at the option of Boyalife Investment Inc., provided that the second closing has occurred, (i) at maturity or (ii) prior to maturity if (a) for 15 days upon the Company’s cash balance and short-term investments, net of short term debt, becoming less than $2.1 million, (b) the Company effects a change in control, or (c) the Common Stock is delisted from Nasdaq’s markets. All outstanding principal and accrued and unpaid interest under the Boyalife Debentures will be convertible into Common Stock at the Stock Price per share at the option of the Company at any time prior to maturity, provided that (i) the 20-day simple moving average price of the Common Stock is at least 125% of the Stock Price as of the date of conversion of the Boyalife Debentures and (ii) the volume weighted average trading price of the Common Stock has been greater than the Stock Price for ten consecutive days.

A portion of the proceeds from the first closing of the Boyalife Financing will be used to retire all of the Sabby Debentures, pay in full all liquidated damages and accrued interest due thereon resulting from the registration failure and provide additional consideration as an inducement for Sabby to agree to amend its existing warrants and terminate its registration rights as discussed below. All proceeds from the Boyalife Financing from the first and second closing that remain following the repayment of Sabby will be used to fund the Company’s current ongoing operations and support its plans to initiate its FDA approved Phase III pivotal clinical trial to evaluate the SurgWerks-CLI and VXP System for the treatment of patients with late-stage, no option critical limb ischemia.

In connection with the Boyalife Financing, the Company and the Investors will also enter into a Nomination and Voting Agreement, pursuant to which Boyalife (Hong Kong) Limited will receive a right to designate one director to the Company’s Board of Directors (the “Board”) for so long as the Boyalife Debentures remain outstanding and Boyalife (Hong Kong) continues to own at least 20% of the Common Stock. If, upon conversion of all of the principal and interest outstanding under the Boyalife Debentures the Investors own at least 50% of the Common Stock, the Investors shall have the right to designate three members to the Board, and the total number of directors that constitute the full Board shall thereafter be fixed and maintained at 7 persons. Until such time as the Boyalife Debentures are either repaid in full or, if converted in full into Common Stock, the point at which the Investors no longer own at least 50% or more of the Common Stock, the Investors will be restricted from nominating any other person or group of persons to serve as directors on the Board (other than the permitted designees under the agreement). No registration rights will be granted for any of the securities issued to the Investors.

Sabby Repayment and Restructuring

In connection with the Boyalife Financing, the Company has reached an agreement with Sabby regarding the repayment of the Sabby Debentures, the repayment in full of all liquidated damages and accrued interest due thereon resulting from the registration failure and other modifications to the securities issued to Sabby pursuant to the Sabby Purchase Agreement. Immediately on or after the initial closing of the Boyalife Financing, the Company shall make a one-time payment to Sabby in the amount of $7.5 million, and upon Sabby’s receipt of such amount:

●	the Sabby Debentures shall be deemed repaid in full and cancelled;

●	all outstanding liquidated damages and accrued interest due to Sabby as a result of the registration failure shall be deemed paid and satisfied in full;

●	all registration rights granted to Sabby, and the registration rights agreement relating thereto, in connection with the Sabby Financing shall be terminated;

●	the exercise price of the Series A Warrants issued to Sabby in the Sabby Financing shall be reduced from $0.68 per share to $0.40 per share; and

●

Sabby shall make a single, one-time cashless exercise of the remaining Series B Warrants issued to Sabby in the Sabby Financing for a number of shares of the Company’s Common Stock equal to the lesser of (i) 2,500,000 or (ii) that number, after taking into account all other shares of the Company’s capital stock owned by Sabby as of January 18, 2016, that would result in Sabby owning 9.9% of the Company’s outstanding shares of Common Stock (either of (i) or (ii), the “Top Up Exercise”), and immediately following the Top Up Exercise shall surrender the remaining Series B Warrants to the Company, and such remaining Series B Warrants as surrendered shall be cancelled and terminated.

Notice of Nasdaq Exception

The Nasdaq Stock Market rules would normally require stockholder approval prior to closing the Boyalife Financing; however, we requested and have received a financial viability exception to the stockholder approval requirement pursuant to Nasdaq Stock Market Rule 5635(f). The financial viability exception allows an issuer to issue securities upon prior written application to Nasdaq when the delay in securing stockholder approval of such issuance would seriously jeopardize the financial viability of the company. On February 2, 2016, Nasdaq granted the financial viability exception, provided that the Company complies with the conditions of the exception provided in Rule 5635(f).

On January 25, 2016, the Company’s Audit Committee, which is comprised solely of independent and disinterested directors, expressly approved reliance on the financial viability exception in connection with the Boyalife Financing and related transactions. The Company is mailing this letter to all stockholders not later than ten days prior to the anticipated closing of the Boyalife Financing to alert you that the Company will not seek, and will not be required to seek, the stockholder approval that would otherwise be required under applicable Nasdaq Stock Market rules. In addition to this notification, the Company has issued a press release publicly announcing the transaction and is filing a Current Report on Form 8-K with the SEC. For copies of the definitive agreements relating to the transaction, as well as information on related developments, please review our current and future reports on file with the SEC and available at www.sec.gov.

Forward-Looking Statements

Some of the statements contained in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future performance and include statements about the adequacy, timing and structure of the proposed financing and the Company’s ability to consummate it, our ability to restructure our existing debt and execute our strategic business plan, as well as other statements that can be identified by the use of the forward-looking terminology such as “may,” “will,” “believe,” “anticipate,” “would,” or similar terms, variations of such terms, or the negative of such terms. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties.

Further description of risks that could cause actual events to differ from the outcomes predicted by the Company’s forward-looking statements is set forth under the caption “Risk Factors” in the Company’s annual and quarterly reports and other filings with the SEC, and you should consider each of those factors when evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this letter and the Company undertakes no duty or obligation to update any forward-looking statements contained in this letter as a result of new information, future events or changes in its expectations.

Thank you for your continued support of Cesca Therapeutics as we embark on this very exciting next chapter.

Sincerely,

/s/ ROBIN C. STRACEY
Robin C. Stracey
Chief Executive Officer